EXHIBIT 10.10

Separation Agreement

This Separation Agreement (“Agreement”) is entered into by and between Richard L. Anderson ("Anderson”) and ARC Wireless Solutions, Inc., a Utah corporation ("ARC Wireless"), who are collectively referred to hereinafter as “the Parties.”

Whereas, the Parties entered into an Employment Agreement, dated November 1, 2007;

Whereas, that Employment Agreement provides for Anderson’s continued employment through December 31, 2010, and severance pay of fifteen additional months upon immediate termination;

Whereas, ARC Wireless wishes to allow Anderson’s employment to end prior to then, and although Anderson is intent upon finishing out his employment and recovering severance pursuant to his Employment Agreement, he is also willing, in furtherance of ARC Wireless’ business interests, to enter into this Agreement instead;

Now, therefore, the Parties, for and in consideration of the mutual releases, and agreements contained below, agree to this Agreement.

1.         In lieu of continuing to work for the entire term of his employment, ARC Wireless and Anderson agree that his employment will end and that he will resign as Executive Vice President of ARC Wireless and as the representative of the Plan Administrator of the ARC Wireless Solutions, Inc. 401(k) Plan, effective November 26, 2008 (the “Resignation Date”).  Anderson represents that on or before the Resignation Date, he returned all property of ARC Wireless and all copies, excerpts or summaries thereof in his possession, custody or control. Anderson further represents that during his employment, he did not commit any fraudulent acts.  Anderson and ARC Wireless agree that Anderson will have until December 1, 2008, to clean out his office.

2.         In lieu of receiving wages for the entire term of his employment and any extensions thereafter, plus the additional severance thereafter provided for in his Employment Agreement, Anderson will instead be paid a total of $120,000 of wages over the next 6 months in equal installments.  ARC Wireless will pay those wages to Anderson on ARC Wireless’ regular pay periods.

3.         In lieu of health insurance for the entire term of his employment and any extensions thereafter, ARC Wireless will instead continue to provide Anderson and his dependents, if any, with health insurance coverage until June 30, 2009.  It is understood that ARC Wireless may do so, if Anderson is eligible for and chooses to elect health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), by paying the premium payments for Anderson and his dependents, if any, until June 30, 2009.

4.         Anderson shall submit to ARC Wireless any business expenses for reimbursement within sixty days after the Resignation Date.

5.         Anderson will maintain his obligations referred to in his Employment Agreement, para. 10 (entitled “Non-Compete”).

6.         Both Parties agree to cooperate with the other to effectuate this Agreement.  Specifically, Anderson agrees to provide reasonable consultation services to ARC Wireless, upon request and reasonable notice, through December 31, 2009, and ARC Wireless agrees to cooperate reasonably with the removal of Anderson’s restrictions on his stock certificates at such time that Anderson might elect and that such removal is authorized by applicable laws and regulations.

7.         Anderson’s Release and Covenant Not To Sue: In consideration for the benefits described herein and for other good and valuable consideration, Anderson, on behalf of himself, his heirs, executors, attorneys, representatives and each of their successors and assigns, hereby forever releases ARC Wireless and its subsidiaries and affiliated entities and each such entity’s past and present officers, directors, shareholders, employees, members, agents, representatives and attorneys, and each of their respective predecessors, successors and assigns, from any and all claims, demands, suits, actions, charges or causes of action of any nature whatsoever, whether known or unknown, based on any act, omission, conduct, policy, practice, occurrence or incident up to and including the Resignation Date (“Claims”), including without limitation Claims relating in any way to his employment with ARC Wireless and the termination thereof.  This release includes without limitation Claims for discrimination, harassment, retaliation or any other unlawful act under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and other federal, state, county or local laws; Claims for breach of any contract; Claims for wrongful discharge; Claims for emotional distress, defamation, misrepresentation, or any other personal injury or tort; Claims for unpaid compensation; Claims relating to benefits, Claims for attorneys' fees and costs, and Claims under any federal, state or local law or cause of action.  Anderson represents that he has not filed or asserted any such Claims and further agrees not to assert or file any such Claims in the future to the fullest extent permitted by law.  It is understood and agreed that the foregoing Release does not apply to claims for breach of this Agreement.

8.         ARC Wireless' Release and Covenant Not To Sue:  In consideration for the promises contained herein, ARC Wireless, on behalf of itself and its affiliates and its and their past and present officers, directors, employees, members, agents, representatives and attorneys, and each of their respective predecessors, successors and assigns, hereby forever fully releases and discharges Anderson, his heirs, executors, attorneys, representatives and each of their successors and assigns, from any and all Claims, including without limitation Claims relating in any way to his employment with ARC Wireless and the termination thereof. ARC Wireless further agrees not to institute any such Claims in the future to the fullest extent permitted by law.  Notwithstanding the foregoing, it is understood and agreed that the release set forth in this Section 7 does not include Claims for fraud (constructive or actual fraud) or breach of this Agreement.  It is also understood that ARC Wireless’ indemnification obligations to Mr. Anderson, as they exist immediately prior to the date of this Agreement pursuant to Art. VI of its Amended and Restated Bylaws shall survive this Agreement; provided that nothing in this Separation Agreement shall limit the ability of the Company to modify Article VI or any other provision of its Amended and Restated Bylaws in any manner.

9.         Anderson waives all claims for reinstatement or employment with ARC Wireless and its affiliates, and its and their successors and assigns, and he agrees never to seek such reinstatement or employment in the future unless ARC Wireless asks him to do so in writing.

10.         Each of the Parties agrees he/it will not make or cause to be made, any statements that disparage, defame or damage the reputation of the other.

11.         Except as otherwise expressly provided herein, the Parties represent that they heretofore have maintained, and agree that they shall continue to maintain, the confidentiality of the terms of this Agreement.  Neither Party shall disclose this Agreement or any of its terms to any other person or entity, except as may be necessary to effectuate the Agreement, or in a legal proceeding to enforce this Agreement, or as may otherwise be required by law or court order.  Notwithstanding the foregoing, Anderson may disclose this Agreement or its terms to his attorneys, accountants and immediate family members, but only if they agree to the confidentiality restrictions in this Section 10 and Anderson guarantees such compliance.  Likewise, ARC Wireless may disclose this Agreement to its officers, directors, employees with a need to know and its attorneys and accountants, but only if they agree to the confidentiality restrictions in this Section 10 and ARC Wireless guaranties such compliance.

12.         Notwithstanding anything set forth in this Agreement, Anderson agrees and acknowledges that the Proprietary Information and Invention Agreement executed by ARC Wireless and Anderson on November 1, 2007 shall remain in full force and effect in accordance with the terms and conditions set forth therein.

13.         The Parties acknowledge that the amounts to be paid hereunder and mutual releases contained herein are sufficient to support this Agreement.

14.         The undersigned whose signatures appear below on behalf of each of the Parties to this Agreement warrant and represent that they each have full power and authority to execute this Agreement on behalf of their respective Party and to bind their respective Party to the terms and conditions of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Parties executing this Agreement, together with their successors and assigns.

15.         Except as required by law or court order, Anderson shall not directly or indirectly provide any assistance or information to any person or entity asserting or intending to assert any litigation, investigation or proceeding against ARC Wireless or any of its affiliates.

16.         Anderson shall provide reasonable cooperation and assistance to ARC Wireless in the event ARC Wireless or any of its affiliates becomes involved in any investigation, litigation or proceeding about which Anderson has knowledge.  ARC Wireless shall reimburse Anderson for all reasonable and necessary expenses Anderson incurs in complying with this Section 15.

17.         The Parties hereby declare that they have each read all of the terms of this Agreement and that they fully understand all the terms of this Agreement.  The Parties acknowledge that they have had the advice of, or the opportunity for the advice of, legal counsel of their choice with regard to this Agreement.

18.         The Parties agree that they have each had input into the drafting and revising of this Agreement and that it shall not, therefore, be interpreted against any of them as its drafter.

19.         This Agreement may be executed in counterparts, each of which shall be deemed the original for all purposes, but all of which taken together shall constitute one and the same Agreement.

20.         This Agreement shall be interpreted pursuant to Colorado law.  If any provision in this Agreement shall be declared unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties as if the invalidated provision was not part of this Agreement.

21.         The Parties agree that if legal action is necessary to enforce the terms of this Agreement, then the prevailing Party shall be entitled to an award of its costs and reasonable attorney’s fees.

22.         This Agreement constitutes the entire understanding and agreement between the Parties and cannot be amended, supplemented or changed, nor can any provision be waived or terminated except by a written instrument signed by the Party against whom enforcement of any such amendment, supplement, modification, waiver or termination is sought. With the exception of certain surviving clauses, as noted in this Agreement, the prior Employment Agreement will be terminated.

23.         The warranties and representations of the parties contained in this Agreement are deemed to survive the execution and effectiveness of this Agreement.

AGREED TO AND ACCEPTED:

By Richard L. Anderson: /s/ Richard L Anderson Richard L. Anderson Dated: November 26, 2008	By ARC Wireless Solutions, Inc. By: /s/ Jason T. Young Jason T Young (print name) Chief Executive Officer (print title) Dated: November 26, 2008